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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    As Independent Public Accountants we hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-3 (No. 33-60406, No. 33-47289, No. 33-59237, No. 33-57167 and No.
33-39466) and on  Form S-8  (No. 33-45525, No.  33-50260, No.  33-45074 and  No.
33-52094) of UtiliCorp United Inc. of our reports dated February 6, 1996 appearing on pages 59 and 62 of the Annual Report on Form 10-K. It should be noted that we have not audited any financial statements of UtiliCorp United Inc. subsequent to December 31, 1995 or performed any audit procedures subsequent to the date of our reports.

                                          ARTHUR ANDERSEN LLP
Kansas City, Missouri
February 21, 1996